Exhibit 10.4

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is made and entered into this 2nd day of November, 2006 ( the “Execution Date”) to become effective as of the eighth day after the Execution Date (the “Effective Date”), by and between CORAUTUS GENETICS, INC., a Delaware corporation (“the Company”) and ROBERT T. ATWOOD (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been employed as the Executive Vice President, Chief Financial Officer and Secretary of the Company, pursuant to that certain Employment Agreement dated February 4, 2005, and amended as of June 21, 2006 (the “Employment Agreement”); and

WHEREAS, as the Board of Directors has determined to change the business strategy of the Company, the Employer has determined to terminate the employment of the Executive, and the Employer and the Executive have mutually agreed to enter into this Separation Agreement to specify the terms and conditions of the termination of the Executive’s Employment Agreement and employment;

WHEREAS, it is the intent of the parties for the Executive to continue his employment under his Employment Agreement through and including December 31, 2006, at which time his employment shall cease, and the terms and conditions of this Separation Agreement shall become effective;

NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I. TERMINATION OF THE EXECUTIVE’S EMPLOYMENT.

The Executive and the Company agree and acknowledge that the Employment Agreement and the Executive’s employment with the Company shall terminate as of December 31, 2006 (the “Termination Date”). As of the Termination Date, this Separation Agreement shall supersede and terminate the Employment Agreement, and to the extent any term, condition or provision of the Agreement conflicts with a term, condition or provision of the Employment Agreement, then the term, condition or provision of this Agreement shall control.

II. TERMINATION FROM CERTAIN COMPANY POSITIONS.

As of December 31, 2006, the Executive shall terminate as Executive Vice President, Chief Financial Officer and Secretary of the Company. Also, effective as of December 31, 2006,

the Executive shall terminate as a trustee, plan administrator and/or fiduciary for any plan, trust or other arrangement sponsored by the Company in which he held such a fiduciary position. Notwithstanding the foregoing, at the specific request of the Board of Directors, the Executive has agreed and shall remain a member of the Board of Directors of the Company through the service year ending in May 2007 or until such time as he resigns, is removed or is not reelected.

III. SEPARATION PACKAGE.

In addition to the compensation and benefits to which the Executive would be entitled based upon his employment with the Company through the Termination Date, the Executive shall receive the following as additional consideration, which the Executive acknowledges is significant and substantial:

A. SEVERANCE PAY.

1. Cash Severance Pay. The Employer shall pay the Executive severance pay in an amount equal to $300,000 (which is equal to one year’s base salary), less any applicable taxes, authorized deductions, and any amounts owed by Executive to the Company. Payment shall be made within five (5) business days after the Date of Termination in the form of a lump sum cash payment.

It is the intent and understanding of the parties that the severance pay provided in this Agreement satisfies the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and is not considered to be a deferral of compensation pursuant to the provisions for separation pay due to involuntary separation from service contained in Section 1.409A-1(b)(9)(iii) of the Proposed Regulations issued on September 29, 2005.

While the entire Employment Agreement shall terminate on December 31, 2006, it is the intent of the parties that the provisions of Section 4.2(d) of the Employment Agreement related to a Change in Control of the Company are hereby specifically terminated as of December 31, 2006, and shall not apply to the Executive even if a Change in Control of the Company (as defined in the Employment Agreement) occurs within the time periods described in such Section.

2. Long-Term Incentive Compensation. With regard to stock options and warrants held by the Executive in the Company’s common stock, (i) all stock options and warrants held by the Executive shall immediately vest and become 100% exercisable as of December 31, 2006; and (ii) each stock option and warrant held by the Executive shall remain vested and exercisable through and until the original expiration date of each such option or warrant and shall not earlier terminate by reason of employment or service termination.

B. POTENTIAL BONUS COMPENSATION. The Employer has agreed to establish a bonus pool in the amount of $200,000 to provide bonuses that may be awarded, at the discretion of the independent members of the Board of Directors of the Company, to certain current officers of the Company (as of the date of this Agreement), including the Executive, during 2007 or thereafter, if and when a significant corporate transaction involving the Company is successfully closed. If a bonus from the pool is awarded by the Board to the Executive, it will be a reward for his input, consultant services and cooperation with the Company related to a corporate transaction involving the Company. The Employer is not obligated to award the entire $200,000 of the bonus pool, but may award any portion thereof as it shall determine appropriate to recognize and reward the assistance of the Executive and any other current officer who contributes to the successful completion of a corporate transaction.

C. BENEFITS. Effective as of the Termination Date, the Executive shall cease to be eligible to participate in all employee benefit plans, policies and arrangements sponsored by, contributed to or maintained by the Company, except as may be required by COBRA continuation coverage provisions or other federal or state law.

IV. COOPERATION AFTER TERMINATION DATE.

The Executive agrees to cooperate fully with the Company and to reasonably assist the Company on all matters relating to his employment and the conduct of business, including any litigation, claim or suit in which the Company deems that the Executive’s cooperation is needed; provided, however, that Executive shall promptly be reimbursed for his actual and reasonable out-of-pocket expenses in providing such cooperation, including without limitation, travel, lodging and related expenses upon presentation of receipts and documentation supporting such expenses.

V. RESTRICTIVE COVENANTS

A. Reasonableness of Restrictive Covenants. Executive understands and acknowledges that because of his position and the scope of his duties for the Company he has (i) intimate knowledge of the business of the Company including, but not limited to, knowledge of Confidential Information (as defined below) and (ii) knowledge of and relationships with the investors, customers and suppliers of the Company. Executive agrees that the Restrictive Covenants contained herein are reasonable and necessary to protect the confidentiality of the trade secrets, and other Confidential Information concerning the Company acquired by Executive. The provisions of this Agreement shall be interpreted so as to protect those trade secrets and Confidential Information, and not to limit unreasonably his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Agreement. Accordingly, Executive acknowledges and agrees that the provisions contained in the Restrictive Covenants of this Agreement are reasonable and valid in all respects. Executive acknowledges and agrees that the separation package provided to Executive hereunder is provided, in part, as consideration for his agreement to the Restrictive Covenants.

B. Covenant of Confidentiality. Executive agrees that he may not at any time within two (2) years subsequent to the Termination Date, directly or indirectly, use or disclose any Confidential Information, unless a formal written contract is entered into by Executive and the Company providing the terms and conditions of use or as otherwise permitted by the confidentiality policy adopted by the Board, as in effect from time to time. The obligations of this Section shall terminate with respect to any particular portion of Confidential Information if: (a) it was in the public domain at the time the Company disclosed it to Executive; or (b) it entered the public domain subsequent to the time of the Company’s disclosure to Executive and without any fault or disclosure on the part of Executive; or (c) it was known to Executive prior to the disclosure by the Company, free of any obligation of confidence, as evidenced by Executive’s written records; or (d) it is required to be disclosed by law, regulation, or order of a governmental agency or a court of competent jurisdiction, provided however that the Executive, to the extent practical, shall provide written notice to the Company prior to such disclosure and shall take all reasonable steps to restrict and maintain confidentiality of any such disclosure. Upon termination of this Agreement, Executive must deliver to the Company all Confidential Material in his possession. As used in this paragraph, the terms “Confidential Information” and “Confidential Material” have the following meanings:

1. “Confidential Information” is defined as all information or material that constitutes a “trade secret” of the Company under the Uniform Trade Secrets Act, whether or not marked as confidential and all confidential or proprietary materials or information designated as such by the Company by the use of a proprietary legend, marking, stamp or other positive written notice at the time of disclosure by the Company. In addition, any information or materials (other than trade secret information or materials or information or materials disclosed at a Company Board meeting) orally or visually disclosed to Executive without an appropriate letter, stamp or legend, but which is indicated verbally by the Company at the time of its initial disclosure to be confidential, shall constitute Confidential Information.

2. “Confidential Material” means any document, writing or other informational media of any kind, obtained by Executive as a consequence of or through his affiliation with the Company, containing any Confidential Information and includes, without limiting the generality of the foregoing, customer lists, financial data, computer programs, business plans, investment sources, operating instructions or techniques, forms or manuals, and procedural instructions.

C. Covenant of Nonsolicitation of Employees. For a period of one (1) year after the Termination Date, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, executive, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, solicit or endeavor to entice away from the Company or its affiliates any employee of or consultant to the Company to leave the Company, provided however that this Section shall not be applicable with respect to any such discussions between Executive and Richard E. Otto.

D. Covenant of Notification of New Employer. Executive agrees that the Company may notify any subsequent party which engages the services of Executive of Executive’s rights and obligations under this Agreement.

E. Covenant of Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with the Company, he has had the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates. All such property shall remain the exclusive property of the Company and its affiliates, and Executive has and shall have no right or interest in such property. Executive shall not remove Company property from the Company’s premises except to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive’s Termination Date, Executive shall return to the Company all of the Company’s memoranda, notes, records, data, books, sketches, computer hardware, compute software (specifically including licensed software), audio-visual materials, correspondence, lists, credit cards, security keys or cards, and every piece of information recorded in any form, and all other tangible property.

F. Remedy for Breach of Covenants. Executive acknowledges and agrees that his breach of any of the Restrictive Covenants contained in this Agreement would cause irreparable injury to the Company and that remedies at law of the Company for any actual or threatened breach by Executive of such provisions would be inadequate. Accordingly, Executive acknowledges and agrees that the Company shall be entitled to specific performance of the provisions in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover damages against Executive for any breach of this Agreement in addition to injunctive relief. In particular, but without limitation, any benefits to which the Executive may be entitled under this Agreement shall be forfeited as of the date Executive first breaches his obligations under this Agreement, subject to the right to cure any such breach specified in this Agreement. Executive acknowledges and agrees that, he shall be responsible for all legal expenses, including actual attorneys fees, which the Company incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement by Executive, provided that Executive shall have this obligation only if the Company is the prevailing party in any such action. Executive acknowledges and agrees that the Restrictive Covenants contained in this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said provisions.

VI. GENERAL RELEASE BY THE EXECUTIVE.

Except as specifically provided in Section VII hereof, for and in consideration of the additional consideration to be provided to the Executive by the Company pursuant to this Agreement, the sufficiency of which is hereby acknowledged, the Executive does hereby, for and on behalf of himself and his related entities and persons, fully and finally release, acquit and forever discharge the Company, the Company’s related entities and persons, all employee benefit plans of the Company and all employee benefit plans of the Company’s related entities, and such plans’ related entities and persons, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which the Executive and/or the Executive’s related entities and persons now have, or may have, or may hereafter claim to have had as of the Execution Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Execution Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and the Company and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981; (x) those claims arising under the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act; (xi) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xii) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xiii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiv) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xv) those claims arising under the workers’ compensation laws of any state or other jurisdiction; and (xvi) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

VII. LIMITATION OF RELEASE BY THE EXECUTIVE.

Notwithstanding the provisions of Section VI hereof, it is understood and agreed that the waiver of benefits and claims contained in Section VI does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the Company which have accrued as of the Termination Date, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement. The Executive acknowledges that he is only entitled to the additional benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

VIII. KNOWING AND VOLUNTARY WAIVER OF RIGHTS BY THE EXECUTIVE.

The Executive agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. The Executive does further acknowledge and agree that he has had the opportunity to keep this Agreement in his possession for at least twenty-one (21) days, and that he has had the opportunity to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, that he was advised in writing to consult with an attorney prior to executing this Agreement and prior to the Execution Date of this Agreement, and that he has had the opportunity to consult with an attorney throughout the negotiations concerning this Agreement. The Executive also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement.

IX. RIGHT OF REVOCATION BY THE EXECUTIVE.

From the date of execution until the Effective Date, the Executive may revoke this Agreement by sending written notice of revocation by Registered Mail within that period to:

Mr. Jack Callicutt

Corautus Genetics, Inc.

Suite 700

75 Fifth Street, NW

Atlanta, GA 30308

and, if he does so, this Agreement shall be null and void in its entirety, and shall be of no force or effect. If not revoked within said period, this Agreement will become effective, binding and irrevocable as of the Effective Date.

X. AMENDMENT.

It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by the Executive and an authorized representative of the Company acting on behalf of the Company.

XI. MISCELLANEOUS.

A. BINDING AGREEMENT. This Agreement shall be binding upon both the Executive and the Executive’s related entities and individuals, and upon the Company and the Company’s related entities. Each party hereto agrees, understands, and acknowledges that each party is responsible for their own attorneys’ fees, costs and all other expenses arising from, or in any way related to claims released herein. The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement.

B. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a waiver or relinquishment of such right or power any other time or times.

C. CHOICE OF LAW. This Agreement is to be construed in accordance with the laws of the State of Georgia without regard to any conflict of law principles of such state.

D. REMEDIES FOR BREACH OF AGREEMENT. In the event of a breach of any provision of this Agreement or conduct by either the Executive or any officer or director of the Company, the parties agree that in addition to all legal remedies to which each may result, the injured party may also seek equitable relief, including injunctive relief, as the parties acknowledge that there may be no adequate remedy at law for such breach(es). In addition, in the event of a breach of any provision of this Agreement by the Executive, the Company may immediately cease making any payments whatsoever hereunder and may seek to recover from the Executive all payments made under this Agreement prior to the breach by the Executive.

E. ARBITRATION. Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The party seeking arbitration must initiate the arbitration process within one year after acquiring knowledge of the claim by written notice to the other party as provided in Section 6.4 including a statement of the claim. The arbitration shall be conducted in the city in which the Company headquarters is located, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq.

The arbitrator(s) shall be neutral and shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The Company shall pay the arbitrator’s expenses and fees and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his/her/its own benefit, provided, however, that the arbitrator(s) may award attorneys’ fees and costs in such proportion as he/she/they may decide, consistent with applicable law. Such an award shall be in writing and explain the basis therefor, and shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

/s/ RTA Executive’s Initials

/s/ JRL Company’s Signator’s Initials

XII. ENTIRE AGREEMENT BETWEEN PARTIES AND NO INDICATION OF FAULT. This Agreement constitutes the entire agreement between the Executive and the Company pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral, and specifically including the Employment Agreement. This Agreement is intended to fully, completely, and forever resolve all disputes or potential disputes based upon events, omissions or acts occurring on or prior to the Termination Date as well as all other issues or claims in any way arising out of or connected with the prior employment of the Executive with the Company or the termination of that employment, and the signing of this document is not to be construed as an admission of any liability and/or fault by the Company or by the Executive.

XIII. EFFECTIVE DATE AND EXECUTION DATE.

For purposes of this Agreement, the “Effective Date” of this Agreement shall be the date on which this Agreement becomes effective, which shall be the date which is exactly eight (8) days following the Execution Date, unless this Agreement has been revoked by the Executive prior to such date in accordance with the provisions of this Agreement. The Execution Date shall mean that date on which this Agreement is executed by the parties.

IN WITNESS WHEREOF, the undersigned has executed this Separation Agreement on the day and year first above written.

EXECUTIVE:

/s/ Robert T. Atwood
ROBERT T. ATWOOD

CORAUTUS GENETICS, INC.

By:	/s/ John R. Larson
John R. Larson Chairman of the Governance Committee